                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     (Community Bancshares, Inc. letterhead)

                                 April 13, 1999

Dear Stockholder:

A small group of disgruntled shareholders and former directors are in a power grab to throw out valued members of your board of directors. They are not giving you all of the facts behind their uncalled for barrage of personal attacks on the members of the board of directors of Community Bancshares, Inc.

Those attackers are not telling you everything about themselves and their history with the bank. We believe you need to know what this assault is really all about. We think you should stop and consider the sources of misinformation. We think you should stop to think about who put this company on the fast track to success and prosperity and remain leaders you can count on to be competent stewards of your investment.

DO YOU KNOW? As members of the board of directors of the bank, R.C. Corr and his son Bryan Corr always voted in favor of all of the salaries and contracts they now call "outrageous."

The records of the bank and the minutes of the board meetings reflect that they never, ever uttered a word in disagreement in any meeting. In fact, R.C. Corr was for several years a member of the board committee that suggested and approved management salaries and also was chairman of the bank's audit committee. Are they now admitting that they shirked their responsibility to you and other shareholders for years and years? Or have they changed their minds? Is that the kind of person you want to listen to when selecting new directors for your company?

DO YOU KNOW? The instigators of this attempted power grab paint a picture of gloom and doom, saying your investment in the bank has been jeopardized.

Are they telling you the truth when they try to make you worry about the safety and quality of your investment, when Community Bancshares' stock price has more than doubled in the past couple of years? Stop and consider: Would they have been making private deals to buy the stock themselves if they didn't have faith in the management they for years endorsed and now condemn?

DO YOU KNOW? Some of those who are complaining about some of the bank's service contracts in fact voted in favor of those same contracts year after year and even hired at least one of the vendors for their own business. These were not secret deals and you didn't need these disgruntled shareholders to tell you about those contracts. Community

Bancshares has consistently disclosed them in its annual reports to shareholders and the public.

DO YOU KNOW? What will these disgruntled stockholders do once they obtain positions of power within the company? You know that current management is committed to growing a locally-owned community banking organization that rewards its stockholders, its employees and its communities.

We urge you to keep the leaders of Community Bancshares who have grown the bank from about $38 million in assets in 1983 to about $603 million at the end of 1998, while steadily increasing the value and dividends of your investment. They got us this far quickly and safely.

Before you allow these power grabbers to send you down another road, stop and think about the fact that the leaders of your Community Bank did not inherit their positions. They have worked for decades to earn their success and your trust, always looking after the best interests of the bank and the shareholders. They don't vote for years one way and then talk another when it suits their personal interests.

We urge you to vote against the power grab of a disgruntled few.














CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE SECURITIES AND EXCHANGE
COMMISSION: Community Bancshares, Inc. (the "Company") will be soliciting proxies for the upcoming Annual Meeting of Stockholders of the Company to vote for election of the Board of Directors' nominees to serve as directors of the Company and for approval of the Company's proposals. Such proxies will be voted against proposals that may be presented at the Annual Meeting by certain members of the so-called Stockholders for Integrity and Responsibility. The following individuals, each of whom is a member of the Board of Directors of the Company, may be deemed to be participants in the solicitation of such proxies and, as of March 1, 1999, beneficially owned the number of shares of the Company's common stock indicated: Glynn Debter, 37,067 shares; Roy B. Jackson, 5,000 shares; Denny G. Kelly, 370,000 shares; John J. Lewis, Jr., 43,667 shares; Loy McGruder, 58,022 shares; Hodge Patterson, III, 80,077 shares; Kennon R. Patterson, Sr., 863,456 shares; Merritt M. Robbins, 184,908 shares; Robert O. Summerford, 116,867 shares; Bishop K. Walker, Jr., 569,479 shares; and R. Wayne Washam, 39,069 shares.